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February 23, 2026

VIA EMAIL

Richard Brand
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020

Re: Braemar Hotels & Resorts, Inc. (the "Company")

Dear Richard:

We write on behalf of Babak (Bob) Ghassemieh regarding your letter dated February 20, 2026 (the "Letter"), regarding purported violations of the Cooperation Agreement signed among Mr. Ghassemieh, the Company, Ashford Hospitality Trust, Inc., Ashford Inc., and the Ghassemieh Signatories (as defined therein) and under Company policies. The Letter further states that "such breaches are not capable of being cured" and that as a result of these purported violations the Company had accepted his resignation letter that he had previously provided to be held in escrow pursuant to the Cooperation Agreement.

Mr. Ghassemieh strongly denies that he has breached any term of the Cooperation Agreement or any Company policy. He has complied, and continues to comply, with the Cooperation Agreement. He does, however, tender his resignation to the Board because he does not believe that under the current circumstances he can continue to serve as a director consistent with his fiduciary duty. After serving on the Board for approximately six months, his deep concerns about the Company's governance and entrenched board, specifically the independent directors and management who are not acting the best interest of Company shareholders and do not adequately manage the litany of conflicts between the Company and Ashford and Ashford's affiliates, have not been alleviated, and this latest threat from the Company bears out that conclusion.

In the Letter, the Company asserts that Mr. Ghassemieh (i) violated various Company policies by communicating with stockholders, including Brancous LP1 ("Brancous"), which filed a public letter with the SEC on February 2, 2026, (ii) is a member of an undisclosed "group" as defined pursuant to Section 13(d) of the Exchange Act with Brancous, (iii) encouraged Brancous to take actions that the Reporting Persons are otherwise prohibited from taking under the Cooperation Agreement, and (iv) made requests for books and records of the Company in violation of the Cooperation Agreement. None of these allegation have any factual basis.

First, Mr. Ghassemieh has not violated any Company policies by communicating with stockholders, including Brancous. The Brancous letter raises concerns about the letter agreement between the Company and Ashford Inc. ("Ashford") with respect to the Fifth Amended and

OLSHAN FROME WOLOSKY LLP WWW.OLSHANLAW.COM

February 23, 2026 Page 2 Restated Advisory Agreement, dated as of April 13, 2018 (as amended, the “Advisory Agreement”), pursuant to which the Issuer and Ashford agreed that a $480 million termination fee (plus an additional $25 million to be paid to affiliates of Ashford)would paid to Ashford in the context of a transaction that results in a change of control of the Issuer that terminates the Advisory Agreement (the “Advisory Fee”). The Letter alleges that Mr. Ghassemieh must have raised his concerns about the Advisory Fee to Brancous, which Mr. Ghassemieh has previously shared in Board communications, because Brancous stated a similar view in its February 2, 2026, SEC filing. As you clearly know, since 2024, Brancous has consistently been the most active shareholder activist with multiple SEC filings questioning the Company’s governance, relationship with Ashford and the structure of the Advisory Agreement. Moreover, that allegation ignores the fact that shareholders might independently arrive at and share similar views about the Advisory Contract and Advisory Fee, which was publicly reported and has a material impact on the value of their investment and any consideration to be received in a strategic transaction. As an example, another large shareholder, Zazove Associates, LLC, filed a similar letter with the SEC on February 5, 2026, describing with its grievances about the apparent inflation and magnitude of the termination fee and encouraged the Company to consider the opportunity to renegotiate the Advisory Fee with the upcoming renewal of the Advisory Agreement (specifically quoted as: “* the alternatives considered, including the potential effect of upcoming renewal or renegotiation timelines.”). In 2024, Blackwells Capital ran a proxy campaign that focused on the nonalignment of Board members with stockholder interests and concerns about the Advisory Agreement, which it characterized as “Off-Market and Self-Dealing” in its proxy statement, and Al Shams (Wafic Said) similarly voiced its deep concerns in public filings. In short, the idea that Brancous or other large stockholders, who made their disagreement with the Board public a year before Mr. Ghassemieh joined the Board, would need Mr. Ghassemieh to articulate their view of the Advisory Agreement and Advisory Fee is absurd. Unfortunately, the allegation regarding communications with Brancous appears designed to further the second and third claims in the Letter. Regarding the allegation that Mr. Ghassemieh has formed a “group” with Brancous. A Section 13(d) “group” is formed when shareholders "agree to act together for the purpose of acquiring, holding, voting or disposing of equity securities of an issuer." 17 C.F.R. § 240.13d-5(b)(1). There is no agreement here. Sharing common goals does not form the basis for a group within the meaning of Section 13(d). In re Facebook, Inc., IPO Sec. & Derivative Litig., 43 F. Supp. 3d 369, 376–77 (S.D.N.Y. 2014), aff’d sub nom. Lowinger v. Morgan Stanley & Co. LLC, 841 F.3d 122 (2d Cir. 2016). For the same reasons, the claim that Mr. Ghassemieh has used Brancous as a sort of alter ego to avoid his obligations under the Cooperation Agreement is entirely frivolous. Fourth, none of the standstill provisions of the Cooperation Agreement address, let alone forbid, a request for books and records by a director acting in his capacity as a director. White & Case drafted the Cooperation Agreement and is certainly aware of that fact. On January 16, 2026, Mr. Ghassemieh sent his request solely in his capacity as a director and to inform himself about certain events immediately prior to joining the Board to carry out his fiduciary duty as a director. Moreover, the Cooperation Agreement explicitly provides that none of the restrictions therein shall be deemed to restrict Mr. Ghassemieh in any way from exercising his fiduciary duties under applicable law as a director of the Issuer. Consistent with the actual verbiage in the Cooperation

February 23, 2026 Page 3 Agreement, on January 20, 2026, Jim Plohg acknowledged the books and records request, stating that he would “provide any appropriate records soon.” This most recent allegation appears to be the latest step in a campaign to intimidate Mr. Ghassemieh that began when he joined the Board and voluntarily disclosed to Monty Bennett in an October 9, 2025 email that on August 26, 2025, the day after Mr. Ghasseemieh joined the Board, Al Shams’ principal, Mr. Said, contacted him to express his outrage about the letter agreement and Advisory Fee, which the Company had announced that day. White & Case wrote two weeks later asserting that he was being “investigated.” On December 15, 2025, White & Case, and again presumably at the direction of Mr. Bennett, informed Mr. Ghassemieh that he should recuse himself from the December 15, 2025 Board meeting because he had purportedly violated my Cooperation Agreement with the Company because he and certain other family members and related entities had failed to vote their shares in accordance with the Cooperation Agreement with respect to the recent annual meeting. However, anticipating such retaliatory efforts, Mr. Ghassemieh had records confirming that all members of the Ghassemieh Group had voted in accordance with the Cooperation Agreement. On December 23, 2025, Mr. Bennett sent an email to the entire Board expressing his purported “significant concern” whereby he claimed that Mr. Ghassemieh was “intimidating other directors” and falsely accused me of preparing for litigation. The current false claims follow Mr. Ghassemieh’s letter of December 29, 2025, that raised concerns under the Company’s Code of Conduct and Ethics. Having noted conflicts of interest among Board members, Mr. Ghassemieh requested that the Board appoint fully-independent and non-conflicted directors to investigate the matters in his letter and oversee the negotiation process who are empowered to engage competent Maryland counsel to address the conflicts of interest currently facing the Board. Notably, although the Code prohibits retaliation, retaliation shortly followed as evidenced in your Letter and its threat of litigation. For all of the reasons stated herein and other retaliatory conduct directed toward him at Board meetings, it appears that the Company and Board, not Mr. Ghassemieh, are the ones in breach of the Cooperation Agreement. Although Mr. Ghassemieh strongly disagrees with the Company’s accusations, he has decided that he cannot productively to carry out his duty to stockholders while under constant threat. This is unfortunate, as he was the Company’s sole independent director with a significant investment in the Company and alignment with stockholder interests. He therefore asks that the Board accept the resignation letter that he signed upon joining the Board. All rights are reserved. Sincerely, Adrienne M. Ward Cc: Glenn M. Kurtz, Esq. Andrew Freedman, Esq. Lori Marks-Esterman, Esq.

February 23, 2026 Page 4 Dorothy Sluszka, Esq. Bob Ghassemieh, Esq.